Forgent Announces the Results for the 2006 Fiscal Third Quarter

AUSTIN, TX -- 06/07/2006 -- Forgent™ Networks (NASDAQ: FORG) today announced results for the 2006 fiscal third quarter ended Apr. 30, 2006. During the quarter, the company reported total revenues of approximately $2.5 million. Highlights for the quarter include:

--  Total revenues of $2.5M
--  Intellectual property revenues of $1.9M
--  NetSimplicity software revenues of $0.6M, an increase of 18% over prior quarter
--  Operating expenses of $2.7M, essentially flat with prior quarter
--  Ending cash and cash equivalents of approximately $14.6M
"We continue to be pleased with the intellectual property program. We continue to license the '672 patent and we see progress with respect to the litigation of both the '672 and '746 Patents. The addition of the law firms of Hagans Burdine and Bracewell & Giuliani to the '746 team has made a significant contribution to the program," said Richard Snyder, chairman and CEO of Forgent.

Intellectual Property

The intellectual property business generated revenues of approximately $1.9 million for the third quarter of fiscal 2006, compared to $3.8 million for the second quarter of 2006. This past quarter, 1 new intellectual property license was signed.

U.S. Patent No. 4,698,672 (the '672 Patent)

Forgent has litigation pending against approximately 29 companies for infringement of its '672 Patent in the United States District Court for the Northern District of California. The '672 Patent relates to digital image compression used in digital image devices that compress, store, manipulate, print or transmit digital images such as digital cameras, personal digital assistants, cellular telephones, printers, scanners, and certain software applications. Since the start of litigation, 14 defendants have entered into license or settlement agreements.

U.S. Patent No. 6,285,746 (the '746 Patent)

Forgent has pending litigation against approximately 12 companies for infringement of its '746 Patent in the United States District Court for the Eastern District of Texas, Marshall Division. The '746 Patent relates to a computer controlled video system, allowing playback during recording.

Since its inception approximately four years ago, Forgent's intellectual property program has generated more than $110 million in revenues from licensing the '672 Patent to more than 60 different companies in Asia, Europe and the United States. The company's patent portfolio includes the combined inventions of Compression Labs, Inc., VTEL Corporation, and Forgent Networks, Inc.

Software

NetSimplicity software revenues increased by approximately 18% to $0.6 million for the third quarter of fiscal 2006, compared to $0.5 million for the second quarter of fiscal 2006.

NetSimplicity increased its customers to more than 2,100 worldwide. The company provides a low-cost, high-value software application to small and medium businesses and divisions of large enterprises. NetSimplicity sells Meeting Room Manager, Visual Asset Manager and Resource Scheduler, via its low-cost e-marketing and telesales model.

Fiscal Third Quarter Results

Revenue was $2.5 million for the fiscal third quarter compared to $4.4 million for the 2006 fiscal second quarter, reflecting the inherent unpredictability of intellectual property licensing revenues. Overall operating expenses were approximately $2.7 million, essentially flat with the prior quarter. The company had a net loss of $1.4 million or $0.06 per share for the third fiscal quarter of 2006, compared to a net loss of $0.5 million or $0.02 per share for the second quarter of 2006. Cash and cash equivalents were approximately $14.6 million.

Outlook

Forgent expects to continue to generate licensing revenues in the 2006 fiscal year and the 2007 fiscal year. However, predicting the timing and amounts will be complicated because of the uncertainty of licensing negotiations and due to the ongoing litigation.

Conference Call and Webcast

Forgent has scheduled a conference call with the investment community for Wed, Jun. 7, 2006, at 10:00 a.m. CT (11:00 a.m. ET) to discuss the quarter and outlook. To take part, dial 866-825-3308 ten minutes before the conference call begins, ask for the Forgent event, and use a pass code of 60785663. International callers should dial 617-213-8062 and use a pass code of 60785663. Investors, analysts, media and the general public will also have the opportunity to listen to the conference call over the Internet by visiting the investor relations page of Forgent's web site at www.forgent.com. To listen to the live call, please visit the web site at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call on the investor relations page of our web site at www.forgent.com.

About Forgent

Forgent™ Networks (NASDAQ: FORG) develops and licenses intellectual property and provides scheduling software to a wide variety of customers. Forgent's intellectual property licensing program is related to communication technologies developed from a diverse and growing patent portfolio. Forgent's software division, NetSimplicity provides a spectrum of scheduling software that enables all sizes of organizations to streamline the scheduling of people, places and things. For additional information please visit www.forgent.com.

Safe Harbor

This release may include projections and other forward-looking statements that involve a number of risks and uncertainties, and actual results in future periods may differ materially from those currently expected. Some of the factors that could cause actual results to differ materially include changes in the general economy or in our industry, rapid changes in technology; sales cycle and product implementations; risks associated with transitioning to a new business model and the subsequent limited operating history; the possibility of new entrants into our software markets, the possibility that the market for the sale of certain software and services may not develop as expected; or that development of these software and services may not proceed as planned; the risks associated with the company's license program, and including risks of litigation involving intellectual property, patents and trademarks. Additional discussion of these and other risk factors affecting the company's business and prospects is contained in the company's periodic filings with the SEC.

                                FORGENT NETWORKS, INC.
                         CONDENSED CONSOLIDATED BALANCE SHEETS
                    (Amounts in thousands, except per share data)

                                                        APRIL 30, JULY 31,
                                                           2006     2005
                                                         -------- --------
                                                       (UNAUDITED)

                         ASSETS
Current Assets:
  Cash and cash equivalents,
   including restricted cash of $650
   at April 30, 2006 and July 31, 2005                   $ 14,610 $ 15,861
  Short-term investments                                       --    1,487
  Accounts receivable, net of allowance for doubtful
   accounts of $11 and $10 at April 30, 2006
     and July 31, 2005, respectively                          724      471
  Prepaid expenses and other current assets                   335      266
                                                         -------- --------
         Total Current Assets                              15,669   18,085

Property and equipment, net                                 1,076    1,957
Intangible assets, net                                         10       33
Other assets                                                   15       27
                                                         -------- --------
                                                         $ 16,770 $ 20,102
                                                         ======== ========
          LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
  Accounts payable                                       $  2,092 $  1,856
  Accrued compensation and benefits                           463      590
  Other accrued liabilities                                   922    1,209
  Notes payable, current position                             352      355
  Deferred revenue                                            615      517
                                                         -------- --------
        Total Current Liabilities                           4,444    4,527

Long-Term Liabilities:
  Deferred revenue                                             14        4
  Other long-term obligations                               1,958    2,280
                                                         -------- --------
        Total Long-Term Liabilities                         1,972    2,284

Stockholders’ Equity:
   Preferred stock, $.01 par value; 10,000
    authorized; none issued or outstanding
   Common stock, $.01 par value; 40,000 authorized;
    27,163 and 26,967 shares issued; 25,373 and 25,177
    shares outstanding at April 30, 2006 and July 31, 2005,
    respectively                                              271      269
   Treasury stock at cost, 1,790 issued at April 30, 2006
    and July 31, 2005                                     (4,815)   (4,815)

     Additional paid-in capital                           265,378  265,020
     Accumulated deficit                                 (250,492)(247,199)
     Accumulated other comprehensive income                    12       16
                                                         -------- --------
        Total Stockholders’ Equity                         10,354   13,291
                                                         -------- --------
                                                         $ 16,770 $ 20,102
                                                         ======== ========

                      FORGENT NETWORKS, INC.
              CONDENSED CONSOLIDATED BALANCE SHEETS
         (Amounts in thousands, except per share data)

                                           FOR THE
                                         THREE MONTHS        FOR THE
                                             ENDED       NINE MONTHS ENDED
                                           APRIL 30,         APRIL 30,
                                         2006     2005     2006     2005
                                       -------- -------- -------- --------
                                         (UNAUDITED)       (UNAUDITED)
REVENUES:
  Intellectual property licensing      $  1,891 $    665 $  8,613 $  7,628
  Software and services                     647      488    1,924    1,400
                                       -------- -------- -------- --------
    Total revenues                        2,538    1,153   10,537    9,028

COST OF SALES:
  Intellectual property licensing         1,147      970    5,314    5,451
  Software and services                     213      294      604      709
                                       -------- -------- -------- --------
    Total cost of sales                   1,360    1,264    5,918    6,160

GROSS MARGIN                              1,178     (111)   4,619    2,868

OPERATING EXPENSES:
  Selling, general and administrative     2,561    4,047    7,721   10,197
  Research and development                  153       79      454      236
  Amortization of intangible assets           6       12       23       36
                                       -------- -------- -------- --------

    Total operating expenses              2,720    4,138    8,198   10,469

LOSS FROM OPERATIONS                     (1,542)  (4,249)  (3,579)  (7,601)

OTHER INCOME AND (EXPENSES):
  Interest income                           128      115      360      285
  Interest expense and other                (12)      (4)     (58)     (29)
                                       -------- -------- -------- --------
    Total other income and (expenses)       116      111      302      256

LOSS FROM CONTINUING OPERATIONS,
 BEFORE INCOME TAXES                     (1,426)  (4,138)  (3,277)  (7,345)
  Provision for income taxes                 (5)      (7)     (15)     (12)
                                       -------- -------- -------- --------
LOSS FROM CONTINUING OPERATIONS          (1,431)  (4,145)  (3,292)  (7,357)

  Loss from discontinued operations, net
   of income taxes                           --     (143)      --     (631)
  (Loss) gain on disposal, net of income
   taxes                                     --       (3)      --    4,315
                                       -------- -------- -------- --------
INCOME FROM DISCONTINUED
OPERATIONS, NET OF INCOME TAXES              --     (146)      --    3,684
                                       -------- -------- -------- --------

NET (LOSS) INCOME                      $ (1,431)$ (4,291)$ (3,292)$ (3,673)
                                       ======== ======== ======== ========

BASIC AND DILUTED (LOSS) INCOME PER
 SHARE:
  Loss from continuing operations      $  (0.06)$  (0.17)$  (0.13)$  (0.30)
                                       ======== ======== ======== ========
  Income from discontinued operations  $   0.00 $   0.00 $   0.00 $   0.15
                                       ======== ======== ======== ========
  Net (loss) income                    $  (0.06)$  (0.17)$  (0.13)$  (0.15)
                                       ======== ======== ======== ========
WEIGHTED AVERAGE SHARES OUTSTANDING:
  Basic                                  25,372   24,927   25,262   24,910
  Diluted                                25,372   24,927   25,262   24,910

Investor contact:
Jay Peterson
512.437.2476
jay_peterson@forgent.com

Media contact:
Lee Higgins
512.794.8600
lee@petersgrouppr.com